Exhibit 99.1

BioSig Announces Purchase Agreement with Kansas City Heart Rhythm Institute at Overland Park Regional Medical Center

●	OPRMC marks our first leasing agreement under new program
●	Company also inks national master agreement with one of the largest U.S. healthcare systems

Westport, CT, July 7, 2022 (GLOBE NEWSWIRE) BioSig Technologies, Inc. (NASDAQ: BSGM) ("BioSig" or the "Company"), a medical technology company advancing electrophysiology workflow by delivering greater intracardiac signal fidelity through its proprietary signal processing platform, today announced that Kansas City Heart Institute at Overland Park Regional Medical Center in Kansas City, U.S. has signed a purchase agreement to acquire its PURE EP(T.M.) System.

Following its evaluation of BioSig's PURE EP(T.M.) System, Overland Park Regional Medical Center (OPRMC) has signed an agreement to purchase the technology under the terms of the Company's new program. The agreement represents BioSig's first commercial adoption since it announced the national launch of its PURE EP ™ System, supported by The Company's new commercial structure and clinical support teams. The agreement also represents The Company's first national purchasing agreement.

"Establishing a contract with a leading national hospital network is a milestone achievement for BioSig Technologies," commented Gray Fleming, Chief Commercialization Officer, BioSig Technologies, Inc. "A leasing option provides a cost-effective and efficient pathway for hospitals to acquire our technology. As a Company that prioritizes physician experience and throughput, we believe a leasing program supports the clinical evolution of PURE EP as we continue upgrading and enhancing our technology based on physician feedback."

"We are pleased to announce our first purchase agreement since we transformed the commercial capabilities under new management," said Kenneth L. Londoner, Chairman and CEO of BioSig Technologies, Inc. "The Company is excited about our clinical collaboration with Dr. Lakkireddy and the physician faculty at Overland Park. As physician advocates, we are proud of our commitment to and alignment with the world-class arrhythmia program at Kansas City Heart Rhythm Institute and thank them for their continued support of our technology."

“This technology will be an instrumental part of Kansas City Heart Rhythm Institute’s continued quest to provide superior world class care for patients,” says Executive Medical Director for the Kansas City Heart Rhythm Institute and Professor of Medicine at the University of Missouri Columbia and University of Nevada Las Vegas and Chief of Electrophysiology at Overland Park Medical Center, Dhanunjaya DJ Lakkireddy, MD. “This technology could potentially enhance our ability to improve efficacy and safety of heart rhythm procedures and thereby positively impact workflow and subsequently, patient outcomes.”

About Kansas City Heart Rhythm Institute

The Kansas City Heart Rhythm Institute at the HCA Midwest Health Heart and Vascular Institute brings the highest quality clinical care, research and arrhythmia education to Kansas City. There are eight practicing Electrophysiologist. Locations include three Electrophysiology Practice sites in the Greater Kansas City Area as well as one outreach site location and Electrophysiology services in four hospitals.

About Overland Park Regional Medical Center

Overland Park Regional Medical Center is a licensed 343-bed facility offering acute medical care services to our patients. The hospital campus features four medical office buildings, two pharmacies, and the offices of more than 100 physicians. Cardiovascular programs at OPRMC have received certification from The American Association of Cardiovascular and Pulmonary Rehabilitation (AACVPR). OPRMC's clinicians and physicians experts excel in a wide range of interventional cardiology practices and complex electrophysiology procedures, including Complex Arrhythmia Management (Afib, VTACH, PVC, SVT), Convergent AFib Ablation (with C.T. surgeon and E.P.), Leadless Pacemakers & Internal Cardiac Defibrillators, and Left Atrial Appendage Closure.

About BioSig Technologies

BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company's first product, PURE EP(T.M.) System, is a novel signal processing and acquisition platform designed to extract advanced diagnostic and therapeutic data that enhances physician workflow and increases throughput. PURE EP(T.M.) was engineered to address the limitations of existing E.P. technologies by empowering physicians with superior signals and actionable insights.

To date, over 75 physicians have completed over 2500 patient cases with the PURE EP(T.M.) System. The Company is in a national commercial launch of the PURE EP(T.M.) System. The technology is in regular use in some of the country's leading centers of excellence, including Mayo Clinic, and Texas Cardiac Arrhythmia Institute at St. David's Medical Center.XXX

Clinical data acquired by the PURE EP(T.M.) System in a multi-center study at centers of excellence including Texas Cardiac Arrhythmia Institute at St. David's Medical Center was recently published in the Journal of Cardiovascular Electrophysiology and is available electronically with open access via the Wiley Online Library. Study results showed 93% consensus across the blinded reviewers with a 75% overall improvement in intracardiac signal quality and confidence in interpreting PURE EP(T.M.) signals over conventional sources.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market conditions and the Company’s intended use of proceeds, (ii) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (iii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iv) difficulties in obtaining financing on commercially reasonable terms; (v) changes in the size and nature of our competition; (vi) loss of one or more key executives or scientists; and (vii) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

55 Greens Farms Road, 1st Floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133